Exhibit 4.35

PLEDGE OF SHARES AGREEMENT

This Pledge of Shares Agreement (hereinafter referred to as the “Pledge of Shares Agreement”) is entered into on the date written below, by and between:

1.
Linktone International Limited, a company established and governed by the laws of United Arab Emirates having its registered office at P.O. Box-31291, Ras Al Khaimah, United Arab Emirates (hereinafter referred to as the "Pledgee"); and

2.
Mr. David Fernando Audy, a private person, having his domicile at Jl. Surya Utama I Blok D-1, RT. 003 – RW. 005, Kedoya Utara, Kebon Jeruk, West Jakarta, Indonesia, holder of Identification Card No: 3173052802790017  (hereinafter referred to as the "Pledgor");

(the Pledgor and the Pledgee jointly hereinafter shall be referred to as the “Parties”).

BACKGROUND

A.
WHEREAS, by a Cooperation and Loan Facility Agreement dated 21 March 2012 (hereinafter will be referred to as the “Loan Agreement”) made between the Pledgee, as the lender, and David Fernando Audy, as the borrower (“Borrower”), and which expressions shall include any variations and amendments thereto from time to time), pursuant to which the Pledgee as the lender has agreed to grant to Borrower a loan facility in the aggregate principal amount of up to Rp. 625.000.000,- (six hundred and twenty five million Rupiah), upon the terms and conditions set out in the Loan Agreement.

B.
WHEREAS, the Pledgor is the registered owner of 50% (fifty percent) shares (hereinafter shall be referred to as the “Shares”) of PT INNOFORM, a limited liability company duly established and existing under the laws of the Republic of Indonesia, having its domicile at Central Jakarta (hereinafter shall be referred to as the “Company”).

C.
WHEREAS, based on the provision in the Loan Agreement, the Pledgor is required to provide security to Lender by entering into this Pledge of Shares Agreement to pledge the Shares for the sole interest of Lender.

D.
WHEREAS, the Pledgor recognize that without the security as described above in paragraph C, the Lender would not have been willing to enter into the Loan Agreement and that accordingly the pledge of the Shares made hereby is considered to be to the benefit of the Pledgor, as a shareholder of the Company and the Company itself.

E.
WHEREAS, to enter into this Pledge of Shares Agreement, the Pledgor has obtained approval from his spouse as evidenced by a spouse approval dated 9 April 2012 privately executed by Mrs. Lina Priscilla Tanaya, a copy of which document is enclosed in Schedule -1 of this Pledge of Shares Agreement.

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F.	WHEREAS, the Parties hereby wish to realize the said pledge of the Shares, subject to the terms and conditions hereinafter appearing.

NOW THEREFORE the Parties have agreed to enter into this Pledge of Shares Agreement to incorporate the premises and covenants set forth above based on the following terms and conditions:

Article 1                      INTERPRETATIONS

1.1	In this Pledge of Shares Agreement, each capitalized term, unless otherwise defined herein, shall have the meaning given to it in the Loan Agreement.

1.2	The headings in this Pledge of Shares Agreement shall not affect the interpretation of this Pledge of Shares Agreement.

Article 2	PLEDGE OF SHARES

2.1
To secure the due and punctual performance by the Pledgor of the obligations to the Pledgee under the Loan Agreement covering a total amount of Rp. 625.000.000, - (six hundred and twenty five million Rupiah) (hereinafter referred to as the “Secured Debts”), the Pledgor hereby pledges his interest and/or his ownership over the Shares in favour of the Pledgee, who accepts the pledge or “gadai” from the Pledgor.

2.2
The Pledgor agrees by this present statement effective automatically in the future upon the acquisition of further shares in the Company, to pledge any additional shares in the Company which the Pledgor may acquire for so long as any part of the  Secured Debts remain outstanding, including those shares taken up by the Pledgor pursuant to an increase of the issued shares of the Company or in the authorized capital of the Company or acquired by purchase and sale, such future pledge by the Pledgor in favour of the Pledgee to be in accordance with the terms hereof without further act or deed of the Pledgor thereto being required. The Pledgor shall give written notice to the Pledgee of any such acquisition forthwith.

2.3
The Pledgor shall, simultaneously with the execution of this Pledge of Shares Agreement, deliver to the Pledgee any share certificates, subscription rights or other evidence of ownership or entitlement now held by him relating to the Shares, including without limitation any rights or bonus issues and the Pledgor shall promptly deliver to the Pledgee any such documents as described above at such later date, when and if made available to the Pledgor.

Article 3	PERFECTION OF THE PLEDGE

3.1
The Pledgor undertakes to give notice to the Company of the pledge of Shares by the Pledgor by virtue of and in accordance with this Pledge of Shares Agreement, and to require that the Company will register the pledge of Shares at the shareholders register issued and maintained by the Company.

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3.2
Unless the Pledgor has received from the Pledgee a written demand requesting repayment of the Secured Debts under the Loan Agreement, the Pledgor shall be entitled to vote the Shares and give consents, waivers and ratifications in respect thereof, provided, however, that without the written consent of the Pledgee, no vote shall be cast or consent, waiver or ratification given or action taken which would authorize:

3.2.1.	any amendment or variation or supplement to the deed of establishment or articles of association of the Company; or

3.2.2.	the issuance of any further shares of the Company; or

3.2.3.	which would be inconsistent with any provision of this Pledge of Shares Agreement or the Loan Agreement or any other document contemplated herein or therein; or

3.2.4.	which would adversely impact upon the interests of the Pledgee hereunder.

All such rights of the Pledgor to vote and give consents, waivers and ratifications shall, to the fullest extent permitted by law, cease upon the occurrence of an event of default under the Loan Agreement in which event thereafter the Pledgee shall be entitled to exercise such rights in such manner as it may in its absolute discretion determine without notice to and without any further consent or authority from the Pledgor.

Article 4	ENFORCEMENT OF THE PLEDGE

4.1
If the Pledgor shall have defaulted under the Loan Agreement, the Pledgee may by way of a private sale immediately sell all or any of the Shares to a company designated by Lender at such price and upon such other terms and conditions as the Pledgee shall in its sole discretion determine.

4.2.
To the extent necessary or appropriate and if so requested by the Pledgee, the Pledgor shall be obligated to give the Pledgee full cooperation in the realization on the said private sale of the Shares (including the execution of any documents necessary to implement the sale), and the Pledgor hereby irrevocably agrees that he shall permit, if so requested by Pledgee, a sale of the Shares in any manner whatsoever, including such as are not contemplated by Article 1155 of the Indonesian Civil Code, as determined by the Pledgee in its sole discretion, subject always to the requirements of the laws of the Republic of Indonesia.

4.3.
In the event of a sale of the Shares by the Pledgee as contemplated above, the Pledgee shall be entitled on behalf of the Pledgor to make any and all arrangements necessary or appropriate for the transfer of the ownership of the Shares to any third party or parties, including the execution of contracts of sale, transfer deeds, the making up and filing of Government approval applications (if required), and the organization and the negotiation of the sale of the Shares and the receipt of the purchase price for the Shares. The Pledgor hereby undertakes to cooperate with the Pledgee in the transfer of the ownership of the abovementioned Shares.

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4.4.
The proceeds of the sale of the Shares shall be applied firstly to the payment of all costs and taxes and levies incurred and of all professional and Government fees payable in respect of such sale of the Shares, and secondly to the payment of all amounts which at the time of the sale of the Shares shall be due and payable by the Pledgor to the Pledgee under the Loan Agreement.

4.5.
In the event that the proceeds shall exceed the borrowed amounts then due and payable by the Pledgor to the Pledgee, the balance shall not be paid by the Pledgee to the Pledgor. In the event that the proceeds shall be less than the borrowed amounts then due and payable by the Pledgor to the Pledgee, the Pledgor shall not be liable to pay the balance to the Pledgee.

4.6.
The obligation of the Pledgee shall be suspended for as long as a material breach of any provision of this Pledge of Shares Agreement on the part of the Pledgor which has caused or may cause the Pledgee to incur liability to the Pledgor under this Article, shall not have been fully remedied.

4.7.
Upon the occurrence of such sale and transfer of the Shares pursuant to this Article 4, the Pledgor will automatically cease to be a shareholder of the Company and the Pledgor hereby waives the second and third sentences of Articles 1266 and Article 1267 of the Indonesian Civil Code for the purposes of this Pledge of Shares Agreement.

Article 5	POWER OF ATTORNEY

If it becomes necessary for the Pledgee to act in the name of the Pledgor in the course of enforcing any rights under this Pledge of Shares Agreement, the Pledgor irrevocably authorizes and gives full power of attorney to the Pledgee and its representatives by virtue of power of attorney to accomplish such purpose and to do and perform any and all acts deemed by such person necessary or incidental to the execution of those rights, and the Pledgor further agrees that:

5.1.	this power of attorney and authorization have been granted to the Pledgee with a full right of substitution;

5.2.
this power of attorney and all other powers conferred on the Pledgee by the Pledgor under this Pledge of Shares Agreement form an integral and inseparable part of this Pledge of Shares Agreement without which this Pledge of Shares Agreement would not have been made; accordingly, all authorizations given to the Pledgee hereunder to act on behalf of the Pledgor are irrevocable and shall not terminate by reason of any of the occurrences mentioned in Article 1813, 1814 and 1816 of the Indonesian Civil Code, or for any other reason, and for this reason, the Pledgor hereby waives Articles 1813, 1814 and 1816 of the Indonesian Civil Code; and

5.3.	the Pledgor shall execute such additional authorizations and powers of attorney as may reasonably be needed for carrying out the provisions of this Article 5.

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Article 6	REPRESENTATIONS AND WARRANTIES

6.1.	Each of the Parties represents and warrants to the other Party that:

6.1.1.
any person signing this Pledge of Shares Agreement on his or its behalf is duly authorized to do so, and its obligations as set forth in this Pledge of Shares Agreement constitute his or its legal and binding obligations enforceable in accordance with its terms;

6.1.2.	all approvals required for the execution and implementation of this Pledge of Shares Agreement have been obtained by each of the Parties;

6.1.3.
the execution of this Pledge of Shares Agreement shall not be in contravention with, violate nor constitute a default or breach under any agreement, articles of association, warranty of other document in which each of the Parties is a party; and

6.1.4.
no action or thing is required to be taken, fulfilled or done (including, without limitation, the obtaining of any license or the making of any filing or registration) for the carrying out by it of the transactions contemplated by this Pledge of Shares Agreement or  its compliance with the terms of this Pledge of Shares Agreement.

6.2.	The Pledgor represents, warrants, and as appropriate, covenants to the Pledgee that:

6.2.1.	the Pledgor has legal title and right and lawful authority to pledge, assign and deliver his interest and/or ownership over the Shares as provided herein;

6.2.2.	to enter into this Pledge of Shares Agreement, the Pledgor has obtained approval from his spouse;

6.2.3.
no provision exist in any agreement or instrument by which the Pledgor is bound prohibits or in any way restricts the ability of the Pledgor to pledge, assign and deliver the Shares as provided herein;

6.2.4
to the best of his knowledge, this Pledge of Shares Agreement is legal and valid and is binding on the Pledgor and enforceable against the Pledgor in accordance with its terms and constitutes a valid security interest;

6.2.5.	without the prior written consent of the Pledgee (such consent shall be at the sole and absolute discretion of the Pledgee):

6.2.5.1.
Pledgor will not sell, assign, transfer, pledge, hypothecate, encumber, charge or otherwise deal with the Shares in the Company or any right, title or interest therein to anyone other than the Pledgee, except as provided herein; and

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6.2.5.2.
subject to prevailing laws and regulations of the Republic of Indonesia, Pledgor will not do or omit to do any act, matter, deed or thing which might impair or alter, in a manner adverse to the Pledgee, the Shares or the rights thereto.

6.2.6.
The Pledgor has never encumbered or undertaken to encumber the Shares to any other third party, other than the pledge disclosed by the Pledgor to the Pledgee prior to the signing of this Pledge of Shares Agreement.

6.3.
Each Party hereto (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other from and against and in respect of any and all actual and potential claims, charges, complaints, suits, proceedings, hearings, investigations, liabilities, damages, losses, demands, actions and causes of actions, fines, penalties, judgments, awards, assessments, costs and expenses, including, without limitation, attorney’s fees and costs and expenses of investigation (including any expert witness fees) which arise out of, or relate in any way to, any breach of any of the representations, warranties, or undertakings made in this Pledge of Shares Agreement by the Indemnifying Party.

Article 7	ADDITIONAL COVENANTS

The Pledgor hereby covenants and undertakes to the Pledgee that during the continuance of the Loan Agreement as follows:

7.1.
the Pledgor shall fully co-operate with and shall promptly render its assistance to the  Pledgee to do anything necessary, including the execution of any deed, document, registration which the Pledgee may from time to time require to be done for the purpose of perfecting, exercising, protecting or enforcing the rights of the Pledgee under this Pledge of Shares Agreement;

7.2.
the Pledgor shall refrain from doing any act which leads or may lead to a decrease of the value of the Shares, or which may complicate the enforce ability of the rights of the Pledgee created under or pursuant to this Pledge of Shares Agreement and the Pledgor undertakes to take such steps as shall lie within their powers to procure that the Company will not, without the Pledgee’s prior written consent, do or cause to do or omit, neglect or refuse to do anything otherwise than in the ordinary course of business which would result or cause any diminution or depletion in the assets or the financial position of the Company or any reduction in the value of the Shares or their control in the share capital of the Company;

7.3.
if the Pledgor receives any income or distribution of money or property of any kind from the Company, the Pledgor shall hold such income or distribution for and on behalf of the Pledgee and shall deliver the same to the Pledgee;

7.4.
the Pledgor shall not, without the prior written consent of the Pledgee, commence, or join with any other person in commencing, any bankruptcy, reorganization, or insolvency proceeding against the Company, the obligations of the Pledgor under this Pledge of Shares Agreement shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization

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insolvency, receivership, liquidation or arrangement of the Company, or by any defense which the Company may have by reason of any order, decree or decision of any court or governmental authority resulting from any such proceeding;

7.5.
the Pledgor shall not vote in favour of the following proposals made to the Company’s general meeting of shareholders (including any other meetings of shareholders or decision making process of shareholders), without the prior written consent of the Pledgee:

i)	a resolution to amend the Company’s articles of association;

ii)	a resolution to dissolve or to merge the Company;

iii)	a resolution to issue shares in the share capital of the Company and a resolution to grant rights to subscribe for shares in the share capital of the Company; and

iv)	a resolution to grant authority for the acquisition by the Company of shares in its own share capital.

7.5.
the Pledgor shall indemnify the Pledgee and shall hold the Pledgee harmless from and against any damages, deficiencies, losses, costs, liabilities and expenses (including legal fees and disbursements) in particular, but without prejudice to the generality of the foregoing, from and against any depletion or diminution of the assets, resulting directly or indirectly from any breach of any of the representations, warranties, covenants and agreements given by the Pledgor herein.

Article 8	EVENT OF DEFAULT

Any default by the Pledgor under this Pledge of Shares Agreement shall constitute an event of default under the Loan Agreement and any event of default under the Loan Agreement shall constitute an event of default under this Pledge of Shares Agreement. If any event of default is occurred under this Pledge of Shares Agreement, this shall give the right for the Pledgee to exercise its rights under the provisions of Articles 3 and 4 of this Pledge of Shares Agreement.

Article 9	CONTINUING SECURITY

The security given hereunder by the Pledgor is a continuing security given in addition to and not in replacement of any other security which is or may hereinafter be given by the Pledgor to the Pledgee, and shall not be diminished or otherwise affected by any intermediate payment of any part of the Secured Debts by Borrower to Lender, but shall continue to be valid and fully enforceable as long as any amount secured hereunder remains payable by Borrower to Lender.

Article 10	NOTICES

Any notices or communications required or permitted to be given hereunder by one of the Parties to the other shall be made in writing in the English language and shall be deemed to have been sufficiently given for all purposes if (i) hand delivered, or (ii) mailed by first class registered airmail, postage prepaid, or (iii) couriered, or (iv) sent by facsimile addressed to

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such party at the following or such other address as the addressee shall have theretofore notified in writing to the addressor:

-Pledgor	:	Mr. DAVID FERNANDO AUDY
Jl. Surya Utama I, Blok D-1
RT. 003 – RW. 005
Kelurahan Kedoya Utara
Kebon Jeruk – Jakarta Barat

-Pledgee	:	Linktone International Limited
P.O. Box-31291, Ras Al Khaimah
United Arab Emirates

All such notices shall be deemed to have been received by the addressee on (i) the date of delivery if hand delivered, or (ii) at the latest 14 (fourteen) days from the date of mailing if mailed by registered airmail, or (iii) at the latest 7 (seven) days from the date of dispatch if couriered; or (iv) on the date of transmission if sent by facsimile.

Article 11                         THE COMPANY ACKNOWLEDGMENT

11.1.
By co-signing this Pledge of Shares Agreement, the Company acknowledges the right of the Pledge of Shares under this Pledge of Shares Agreement and undertakes forthwith upon the signing of this Pledge of Shares Agreement to register such right of pledge in the Company's shareholders' register pursuant to the prevailing Indonesian Company Law (Law No. 40 of 2007). The Company agrees that this acknowledgment and the registration of the pledged of the Shares in the Company's shareholders' register also constitute the evidence that the pledge of the Shares contained in this Pledge of Shares Agreement has been notified to the Company as required by Article 1153 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata).

11.2.
In connection with this Pledge of Shares Agreement, the Company also gives undertaking in favour of the Pledgee and agrees to be bound to the terms and conditions of this Agreement in so far as the provisions of this Pledge of Shares Agreement shall relate and affect to the Company.

Article 12	MISCELLANEOUS

12.1.	Settlement of Dispute, Governing Law and Jurisdiction

12.1.1.	This Pledge of Shares Agreement and its performance shall be governed and construed in all respects in accordance with the laws of the Republic of Indonesia.

12.1.2.	Any and all disputes, controversies, and conflicts between the parties in connection with this Pledge of SharesAgreement shall, so far as it is possible, be settled amicably between the parties.

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12.1.3.
For the implementation of this Pledge of Shares Agreement and all its consequences, the Pledgor hereby elects general and permanent domicile at the Registrar's Office at the District Court in Central Jakarta. Without limiting the foregoing, the Pledgor further agrees that Pledgee may at its option submit any dispute which may arise under or in connection with this Pledge of Shares Agreement to any court in Indonesia.

12.2.	Costs

All costs resulting from this Pledge shall be for the account of the Pledgee, and all costs, in particular but without limiting the generality of the foregoing, incurred in connection with the realization of the security granted hereunder (including all legal and notarial fees and costs) shall be for the account of the Pledgee and shall be deemed to constitute part of the amounts secured hereunder.

12.3.	Amendment

No amendment, change, alteration or modification of this Pledge of Shares Agreement shall be valid unless it is in writing and signed by each of the Parties.

12.4.	Assignment

This Pledge of Shares Agreement shall be binding and endure for the benefit of the Parties and their respective successors. Only the Pledgee may, upon 3 (three) days prior written notice to the Pledgor, assign the benefit of this Pledge of Shares Agreement to any of its affiliated companies. The assignment by the Pledgee in accordance with the foregoing provision shall be executed by entering into a new pledge of shares agreement among the Pledgor, the Pledgee and a new party to replace and substitute this Pledge of Shares Agreement.

12.5.	Severability

If any one or more of the provisions contained in this Pledge of Shares Agreement or any document in connection with this Pledge of Shares Agreement shall be invalid, illegal, or unenforceable in any respect under any applicable law, then the validity, legality and enforceability of the remaining provisions contained in this Pledge of Shares Agreement shall not in any way be affected or impaired, provided that in such case the Parties agree to use their best endeavors to achieve the purpose of the invalid provision by a new legally valid stipulation.

12.6.	Waivers

The failure of any of the Parties to exercise any or all of its rights hereunder, or any partial exercise hereof, shall not act as a waiver of such rights granted hereunder or by general law without having to wait for the occurrence or reoccurrence of a similar or any other event giving rise to such rights.

12.7.           Language

In compliance with the Law of the Republic of Indonesia No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem, this Pledge of Shares

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Agreement shall be executed in both Bahasa Indonesia and the English languages in the following order, i.e.: the Parties will firstly sign the English version of this Pledge of Shares Agreement and undertakes to also enter into the Indonesian version of this Pledge of Shares Agreement immediately following to the execution of the English version of this Pledge of Shares Agreement. If for any reason whatsoever the Indonesian version of this Pledge of Shares Agreement cannot be executed and signed by the Parties, this Pledge of Shares Agreement shall remain valid, binding and enforceable against the Parties. Notwithstanding the above, in the event of any inconsistency between the Bahasa Indonesia and the English language texts (or, if this Pledge of Shares Agreement is further translated into any other language, such other language text) or should there be any dispute on the meaning or interpretation of certain provisions, the Parties hereby agree that the English language text shall prevail.

12.8.	Counterparts

This Pledge of Shares Agreement is made in 2 (two) counterparts each of which will be deemed an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Pledge of Shares Agreement on 9 April 2012, and have affixed their signatures in the spaces set forth herein below as evidence that a legally binding and enforceable agreement has been entered into between the Parties.

The Pledgor:
Mr. DAVID FERNANDO AUDY

[signature]

The Pledgee:
LINKTONE INTERNATIONAL LIMITED

[signature]
By: Mr. Hary Tanoesoedibjo
Its: Director

Acknowledged and agreed by:
PT. INNOFORM

[signature]	[signature]
By: Mr. Reino Ramaputra Barack	By: Mr. David Fernando Audy
Its: Commissioner	Its: Director

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Schedule - 1